Exhibit 99.1
March 7, 2023
Ferguson plc reports second quarter results
CONSISTENT EXECUTION DELIVERS SOLID PERFORMANCE
Second quarter highlights
-     Sales growth of 4.9%, with 2.7% organic growth, on top of a 31.8% total prior year comparable.
-     Gross margin of 30.2%.
-     Delivered solid operating margins of 8.0% (8.5% on an adjusted basis) in the quarter, with first half operating margins of 9.4% (9.8% on an adjusted basis).
-    Diluted earnings per share of $1.80 ($1.91 on an adjusted basis).
-    Strong net cash provided by operating activities of $1.2 billion on a fiscal year to date basis.
-    Declared quarterly dividend of $0.75, implying an annualized increase of 9% over the prior year.
-     Completed four acquisitions during the quarter with aggregate annualized revenues of approx. $300 million.
-    Share repurchases of $198 million during the quarter.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.1x.
-    Full year net sales and adjusted operating margin guidance remain unchanged.
FY2023 Guidance

Total Company*	2023 Guidance
Net sales	Low single digit growth
Adjusted operating margin	9.3% - 9.9%
Interest expense	$185 - $205 million
Adjusted effective tax rate	Approximately 25%
Capital expenditures	$400 - $450 million
*Net sales guidance continues to reflect market outperformance, completed acquisitions and one additional sales day. Adjusted effective tax rate guidance remains unchanged. Interest expense and capital expenditure guidance increased by $15 million and $50 million, respectively.

Kevin Murphy, Ferguson CEO, commented “The year is unfolding as we expected and our associates continue to deliver solid results by leveraging our scale and core strengths to help our customers deliver their complex projects. We continue to appropriately manage costs to position the business for challenging end markets. Importantly, working capital management led to strong cash generation which enables us to continue investing for organic growth, consolidating our fragmented markets through acquisitions and returning capital to shareholders.
“Looking forward, our balanced exposure to both residential and non-residential end markets, combined with an agile business model, positions us well for near term uncertainties. Our financial guidance continues to reflect market outperformance, both organically and from acquisitions, and we believe our scale and advantaged platform position us to capture growth from emerging structural trends in our end markets.”

	Three months ended January 31,
US$ (In millions, except per share amounts)	2023		2022		Change
	Reported(1)	Adjusted(2)	Reported(1)	Adjusted(2)	Reported	Adjusted
Net sales	6,825	6,825	6,508	6,508	+4.9%	+4.9%
Gross margin	30.2%	30.2%	30.6%	30.6%	(40) bps	(40) bps
Operating profit	549	582	555	588	(1.1)%	(1.0)%
Operating margin	8.0%	8.5%	8.5%	9.0%	(50) bps	(50) bps
Earnings per share - diluted	1.80	1.91	1.97	1.93	(8.6)%	(1.0)%
Adjusted EBITDA		630		648		(2.8)%

	Six months ended January 31,
US$ (In millions, except per share amounts)	2023		2022		Change
	Reported(1)	Adjusted(2)	Reported(1)	Adjusted(2)	Reported	Adjusted
Net sales	14,756	14,756	13,311	13,311	+10.9%	+10.9%
Gross margin	30.4%	30.4%	30.9%	30.9%	(50) bps	(50) bps
Operating profit	1,380	1,446	1,294	1,355	+6.6%	+6.7%
Operating margin	9.4%	9.8%	9.7%	10.2%	(30) bps	(40) bps
Earnings per share - diluted	4.64	4.87	4.38	4.43	+5.9%	+9.9%
Adjusted EBITDA		1,542		1,462		+5.5%
Net debt(2) : Adjusted EBITDA		1.1x		0.8x
(1) The results are presented in accordance with U.S. GAAP on a continuing operations basis.
(2) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP Reconciliations and Supplementary Information.”
Summary of financial results
Second quarter
Net sales of $6.8 billion were 4.9% ahead of last year, with a sequential step down in growth rates from the first quarter as expected, against a prior year comparable growth of 31.8%. Organic revenue growth was 2.7% with a further 2.6% contribution from acquisitions, partially offset by a 0.3% adverse impact from foreign exchange rates and 0.1% impact from one fewer sales day in Canada. Inflation in the second quarter was approximately 10%.
Gross margins of 30.2% were 40 basis points lower than last year driven primarily by very strong prior year comparables. Operating expenses continued to be diligently managed and we remain focused on productivity and efficiencies while investing in core capabilities for future growth.
Reported operating profit was $549 million (8.0% operating margin), 1.1% lower than last year. Adjusted operating profit of $582 million (8.5% adjusted operating margin) was 1.0% lower than last year, during our seasonally weakest quarter.
Reported diluted earnings per share was $1.80 (Q2 2022: $1.97), a decrease of 8.6%, and adjusted diluted earnings per share of $1.91 decreased 1.0% with the decrease due to slightly lower adjusted operating profit and higher interest expense, partially offset by the impact of share repurchases.

USA - second quarter
The US business grew net sales by 5.4%, driven by 2.6% organic growth with a further 2.8% from acquisitions.
Residential end markets, which comprise just over half of US revenue, slowed meaningfully during the quarter as expected. New residential housing start and permit activity declined while repairs, maintenance and improvement (“RMI”) work remained more resilient. Overall, residential revenue grew by approximately 1% in the second quarter.
Non-residential end markets, representing just under half of US revenue, experienced continued growth. Non-residential revenue grew by approximately 11% in the second quarter.
Adjusted operating profit of $579 million was 0.5% or $3 million ahead of last year.
We completed four acquisitions during the quarter that included Airefco, a leading regional HVAC distributor serving customers in the Pacific Northwest across 11 locations and Guarino Distributing Company, an HVAC distributor operating in Louisiana and Mississippi. Additionally, we acquired Pipelines, a waterworks distributor serving markets in Eastern Ohio and Western Pennsylvania; and Power Process Equipment, an industrial distributor strengthening our position in the upper Midwest. In aggregate these four businesses generate annualized revenues of approximately $300 million and the annualized revenues of the five businesses acquired year to date is approximately $330 million.
Canada - second quarter
Net sales compressed by 4.5%, with organic revenue growth of 3.0%, offset by 1.2% due to one fewer sales day, and a further 6.3% due to the adverse impact of foreign exchange rates. Similar to the US segment, non-residential end markets have been more resilient than residential end markets. Adjusted operating profit of $14 million declined by $9 million compared to last year.
Segmental overview

	Three months ended January 31,			Six months ended January 31,
US$ (In millions)	2023	2022	Change	2023	2022	Change
Net sales:
USA	6,504	6,172	5.4%	14,036	12,590	11.5%
Canada	321	336	(4.5)%	720	721	(0.1)%
Total net sales	6,825	6,508	4.9%	14,756	13,311	10.9%

Adjusted operating profit:
USA	579	576	0.5%	1,424	1,328	7.2%
Canada	14	23	(39.1)%	47	57	(17.5)%
Central and other costs	(11)	(11)		(25)	(30)
Total adjusted operating profit	582	588	(1.0)%	1,446	1,355	6.7%
Financial position
Net debt at January 31, 2023 was $3.4 billion and during the quarter we completed share repurchases of $0.2 billion, leaving approximately $0.4 billion remaining under our current share repurchase program.
We have declared a quarterly dividend of $0.75, having transitioned from a semi-annual distribution schedule earlier in the fiscal year. This implies a 9% increase, as compared to a quarter of the prior year’s total dividend, and will be paid on May 5, 2023 to shareholders on the register as of March 17, 2023.
There have been no other significant changes to the financial position of the Company.

Foreign private issuer status
As of January 31, 2023, we have determined that we no longer qualify as a foreign private issuer, as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, effective as of August 1, 2023, we will no longer be eligible to use the rules designed for foreign private issuers and will be considered a U.S. domestic issuer. We will be required to comply with, among other things, U.S. proxy requirements and Regulation FD and our officers, directors and principal shareholders will become subject to the beneficial ownership reporting and short-swing profit recovery requirements in Section 16 of the Exchange Act. We will continue to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K with the Securities and Exchange Commission (“SEC”).

For further information please contact

Ferguson
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
John Pappas, Director of Financial Communications	Mobile:	+1 484 790 2727
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. GMT) today. The call will be recorded and available on our website after the event at www.corporate.ferguson.com.
Dial in number UK: +44 (0) 20 3936 2999
US: +1 646 664 1960
Ask for the Ferguson call quoting 872421. To access the call via your laptop, tablet or mobile device please go to www.corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About us
Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit www.corporate.ferguson.com or follow us on LinkedIn www.linkedin.com/company/ferguson-enterprises.
Analyst resources
For further information on quarterly financial breakdowns, visit www.corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Provisional financial calendar

Q3 Results for period ending April 30, 2023	June 6, 2023
Timetable for the quarterly dividend
The timetable for payment of the quarterly dividend of $0.75 per share is as follows:
Ex-dividend date:    March 16, 2023
Record date:        March 17, 2023
Payment date:        May 5, 2023
The quarterly dividend is declared in US dollars and since March 2021, the default currency for dividends is also US dollars. Those shareholders who have not elected to receive the dividend in pounds sterling and who would like to make such an election may do so online by going to Computershare's Investor Center and returning the completed form to the address located in the upper‐right corner of the form. The deadline to elect to receive the quarterly dividend in pounds sterling, or to amend an existing election, is 5:00 p.m. ET on April 5, 2023 and any requests should be made in good time ahead of that date.

The form is available at www‐us.computershare.com/investor/#home and navigating to Company Info > FERG > GBP Dividend Election and Mandate Form.

The completion of cross-border movements of shares between the U.K. and the U.S. is contingent upon the receiving broker identifying and acknowledging any such movements. Where a cross-border movement of shares has been initiated but not completed by the relevant dividend record date (being March 17, 2023 for this quarterly dividend), there is a risk that the dividend in respect of such shares will not be received on the dividend payment date. Accordingly, shareholders are advised not to initiate any cross-border movements of shares during the period from March 15, 2023 through March 17, 2023 inclusive.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, projected interest in and ownership of our ordinary shares by domestic US investors, plans and objectives for future capabilities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes”, “estimates”, “anticipates”, “potential”, “expects”, “forecasts”, “guidance”, “intends”, “continues”, “plans”, “projects”, “goal”, “target”, “aim”, “may”, “will”, “would”, “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including any macroeconomic or other consequences of the current conflict in Ukraine; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets, as well as the RMI and new construction markets; changes in competition, including as a result of market consolidation; failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment-related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; inherent risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease if we close a facility; changes in, interpretations of, or compliance with tax laws in the United States, the United Kingdom, Switzerland or Canada; our indebtedness and changes in our credit ratings and outlook; fluctuations in foreign currency and product prices (e.g., commodity-priced materials, inflation/deflation); funding risks related to our defined benefit pension plans; legal proceedings as well as failure to comply with domestic and foreign laws and regulations or the occurrence of unforeseen developments such as litigation; risks associated with the relocation of our primary listing to the United States and any volatility in our share price and shareholder base in connection therewith; the costs and risk exposure relating to environmental, social and governance matters; adverse impacts caused by the COVID‐19 pandemic (or related variants); and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2022 as filed with the SEC on September 27, 2022 and in other filings we make with the SEC in the future.

Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson plc
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include business restructuring charges, corporate restructuring charges, which includes costs associated with the Company’s listing in the United States, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review Company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue growth as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth is determined as the growth in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, trading days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q2 2023		Q1 2023		Q4 2022		Q3 2022		Q2 2022
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	5.4%	2.6%	17.4%	13.0%	22.1%	19.8%	23.9%	23.7%	32.6%	29.4%
Canada	(4.5)%	3.0%	3.6%	8.2%	10.5%	14.2%	8.8%	11.3%	18.7%	13.8%
Continuing operations	4.9%	2.7%	16.6%	12.7%	21.4%	19.5%	23.1%	23.1%	31.8%	28.5%
For further details regarding organic revenue growth, visit www.corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Six months ended
	January 31,		January 31,
(In millions)	2023	2022	2023	2022
Net income	$374	$436	$969	$996
Income from discontinued operations (net of tax)	—	—	—	(25)
Provision for income taxes	121	96	318	272
Interest expense, net	47	22	88	49
Other expense, net	7	1	5	2
Operating profit	549	555	1,380	1,294
Corporate restructurings(1)	—	6	—	7
Amortization of acquired intangibles	33	27	66	54
Adjusted Operating Profit	582	588	1,446	1,355
Depreciation & impairment of PP&E	36	34	73	70
Amortization & impairment of non-acquired intangibles	12	26	23	37
Adjusted EBITDA	$630	$648	$1,542	$1,462

(1) For the three and six months ended January 31, 2022, corporate restructuring costs related to the incremental costs of the Company’s listing in the United States.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of January 31,
(In millions)	2023	2022
Long-term debt(1)	$3,936	$2,749
Short-term debt(2)	91	296
Derivative liabilities (assets)	17	(10)
Cash and cash equivalents	(597)	(828)
Net debt	$3,447	$2,207
(1) The increase in long-term debt as of January 31, 2023 primarily reflects the Company’s $1 billion bond financing completed in April 2022, as well as the $500 million in term loans entered into in October 2022, net of other borrowings and repayments since January 2022.
(2) Includes bank overdrafts of $36 million and $46 million, respectively.

Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	January 31,
	2023	2022
Net income	$2,095	$2,039
Loss from discontinued operations (net of tax)	2	(31)
Provision for income taxes	655	377
Interest expense, net	150	97
Other expense, net	4	(7)
Corporate restructurings(1)	10	13
Depreciation and amortization	317	318
Adjusted EBITDA	$3,233	$2,806
Net Debt: Adjusted EBITDA	1.1x	0.8x
(1) For the rolling twelve months ended January 31, 2023 and 2022, the corporate restructuring costs primarily related to incremental costs in connection with the Company’s listing in the United States.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS

	Three months ended		Six months ended
	January 31,		January 31,
(In millions, except per share amounts)	2023	2022	2023	2022
Net Income	$374	$436	$969	$996
Income from discontinued operations (net of tax)	—	—	—	(25)
Income from continuing operations	374	436	969	971
Corporate restructurings(1)	—	6	—	7
Amortization of acquired intangibles	33	27	66	54
Discrete tax adjustments(2)	(3)	(39)	(3)	(39)
Tax impact on non-GAAP adjustments(3)	(8)	(4)	(16)	(10)
Adjusted Net Income	$396	$426	1,016	983

Adjusted earnings per share:
Basic	$1.91	$1.94	$4.89	$4.45
Diluted	$1.91	$1.93	$4.87	$4.43
Weighted average number of shares outstanding:
Basic	207.1	220.0	207.9	220.7
Diluted	207.8	221.2	208.8	222.0
(1) For the three and six months ended January 31, 2022, corporate restructuring costs related to the incremental costs of the Company’s listing in the United States.
(2) For the three and six months ended January 31, 2023, discrete tax items primarily related to adjustments in connection with amended returns. For the three and six months ended January 31, 2022, the discrete tax adjustments primarily related to prior year tax adjustments, including amended tax return items.
(3) Represents the tax impact of non-GAAP adjustments, including the tax impact on the amortization of acquired intangibles.

Ferguson plc
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
(In millions, except per share amounts)	2023	2022	2023	2022
Net sales	$6,825	$6,508	$14,756	$13,311
Cost of sales	(4,763)	(4,519)	(10,273)	(9,195)
Gross profit	2,062	1,989	4,483	4,116
Selling, general and administrative expenses	(1,432)	(1,362)	(2,941)	(2,676)
Depreciation and amortization	(81)	(72)	(162)	(146)
Operating profit	549	555	1,380	1,294
Interest expense, net	(47)	(22)	(88)	(49)
Other expense, net	(7)	(1)	(5)	(2)
Income before income taxes	495	532	1,287	1,243
Provision for income taxes	(121)	(96)	(318)	(272)
Income from continuing operations	374	436	969	971
Income from discontinued operations (net of tax)	—	—	—	25
Net income	$374	$436	$969	$996

Earnings per share - Basic:
Continuing operations	$1.81	$1.98	$4.66	$4.40
Discontinued operations	—	—	—	0.11
Total	$1.81	$1.98	$4.66	$4.51

Earnings per share - Diluted:
Continuing operations	$1.80	$1.97	$4.64	$4.38
Discontinued operations	—	—	—	0.11
Total	$1.80	$1.97	$4.64	$4.49

Weighted average number of shares outstanding:
Basic	207.1	220.0	207.9	220.7
Diluted	207.8	221.2	208.8	222.0

Ferguson plc
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	January 31, 2023	July 31, 2022
Assets
Cash and cash equivalents	$597	$771
Accounts receivable, net	3,166	3,610
Inventories	4,173	4,333
Prepaid and other current assets	813	834
Assets held for sale	19	3
Total current assets	8,768	9,551
Property, plant and equipment, net	1,482	1,376
Operating lease right-of-use assets	1,294	1,200
Deferred income taxes, net	214	177
Goodwill	2,094	2,048
Other non-current assets	1,364	1,309
Total assets	$15,216	$15,661

Liabilities and shareholders’ equity
Accounts payable	$3,155	$3,607
Other current liabilities	1,759	2,192
Total current liabilities	4,914	5,799
Long-term debt	3,936	3,679
Long-term portion of operating lease liabilities	961	878
Other long-term liabilities	680	640
Total liabilities	10,491	10,996
Total shareholders' equity	4,725	4,665
Total liabilities and shareholders' equity	$15,216	$15,661

Ferguson plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Six months ended
	January 31,
	2023	2022
Cash flows from operating activities:
Net income	$969	$996
(Income) from discontinued operations	—	(25)
Income from continuing operations	969	971
Depreciation and amortization	162	146
Share-based compensation	27	30
Decrease (increase) in inventories	237	(463)
Decrease (increase) in receivables and other assets	512	(117)
Decrease in accounts payable and other liabilities	(634)	(261)
Other operating activities	(98)	(77)
Net cash provided by operating activities of continuing operations	1,175	229
Net cash used in operating activities of discontinued operations	(4)	—
Net cash provided by operating activities	1,171	229
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(179)	(245)
Capital expenditures	(242)	(122)
Other investing activities	(4)	(5)
Net cash used in investing activities of continuing operations	(425)	(372)
Net cash provided by investing activities of discontinued operations	—	25
Net cash used in investing activities	(425)	(347)
Cash flows from financing activities:
Purchase of own shares by Employee Benefit Trusts	—	(92)
Purchase of treasury shares	(564)	(417)
Net change in debt and bank overdrafts	74	510
Cash dividends	(403)	(364)
Other financing activities	(13)	(9)
Net cash used in financing activities	(906)	(372)
Change in cash, cash equivalents and restricted cash	(160)	(490)
Effects of exchange rate changes	19	(10)
Cash, cash equivalents and restricted cash, beginning of period	785	1,342
Cash, cash equivalents and restricted cash, end of period	$644	$842